Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES SIGNS DEFINITIVE AGREEMENT TO ACQUIRE BULK CONVEYOR SPECIALIST INC.

Acquisition Will Vertically Integrate ADA’s Equipment Supply Business and

Transform Company into Market Leader in the Manufacture and Supply of DSI Systems

Highlands Ranch, CO – July 30, 2012 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that it has signed a definitive agreement under which a newly formed, wholly owned subsidiary of ADA will acquire and operate the assets of Bulk Conveyor Specialist Inc., a leading privately held fabricator and supplier of Dry Sorbent Injection (“DSI”) systems and other material handling equipment, and Bulk Conveyor Services, Inc., which provides testing and related services (collectively, “BCSI”).

The purchase agreement provides for ADA to acquire BCSI for an initial payment of $2.0 million in cash, and an additional $3.0 million payable over the next five years. The transaction is expected to close near the end of August 2012, subject to customary and certain other conditions.

BCSI has approximately 50 employees and 175,000 square feet of fabrication and office space in McKeesport, Pennsylvania. BCSI is a U.S.-leading supplier of commercial DSI systems to the coal-fired power generation industry. DSI systems are used to control acid gas emissions. BCSI manufactures an array of bulk material handling equipment and systems, including conveyors, control panels, stationary and portable storage silos, feeders, and grit removal systems.

The U.S. Environmental Protection Agency’s Mercury and Air Toxics Standard (“MATS”) mandates reductions in acid gas emissions at coal-fired power plants around the country and is expected to create a new $500 million market for DSI systems. This acquisition provides ADA with significant capacity, experience and resources to provide customers with the proven, reliable solutions they expect and need for emissions compliance. BCSI’s manufacturing facility will also allow ADA to expand its capacity for supplying Activated Carbon Injection (“ACI”) systems, a market in which the Company has historically captured over 30% market share.

Sales of DSI and ACI systems are expected to generate over $300 million in revenues for ADA over the next three years.

Dr. Michael Durham, President and CEO of ADA, stated, “We are very pleased to announce this step to vertically integrate portions of our equipment supply business. Our new subsidiary, which will retain the BCSI name, will allow us to further advance our innovative, patent-pending, DSI process by marrying it with BSCI’s successful, proven design. BCSI capabilities will enhance not only our DSI business, but will provide new manufacturing and supply chain options for ADA’s portfolio of emission control solutions and open markets that we are currently not serving. With this acquisition, we are more confident of our ability to be a market leader in both the ACI and DSI markets.”

Bill Caputo, BCSI’s owner, stated, “I am thrilled that BSCI is becoming part of a company with the same dedication to customer service that we have provided over the past 25 years. BSCI’s DSI systems are operating successfully throughout the U.S. and Canada, and this acquisition provides the resources needed to be a leading supplier to the MATS market.”

To integrate the acquisition, Mr. Aaron Prince will become the new General Manager of the new ADA subsidiary. Mr. Prince will work with Mr. Caputo, who will enter into a long–term, exclusive consulting agreement with ADA. For the past 15 months, Mr. Prince has served as ADA’s Refined Coal (“RC”) Development Director working with Clean Coal Solutions, LLC, where he managed the effort to design, fabricate, install and qualify 26 RC facilities in 2011. Prior to joining ADA, he managed fabrication and manufacturing facilities in the U.S. and abroad. He also has strong business development skills.

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions from burning Powder River Basin (“PRB”) coals in cyclone boilers and our patent pending M-45™ technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the terms and timing of the final acquisition of BCSI; amount and timing of revenues from DSI and ACI systems; impact of the MATS regulation, size of the market for DSI systems and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; legal challenges to laws and regulations; our inability to ramp up operations to effectively address expected growth in our target markets; difficulties in integration of BCSI operations; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727
www.adaes.com		Devin Sullivan, (212) 836-9608
DSullivan@equityny.com

Thomas Mei, (212) 836-9614
TMei@equityny.com